Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated October 11, 2018 (except for the last paragraph of Note 12, as to which the date is January 23, 2019), with respect to the consolidated financial statements of Gossamer Bio, Inc. included in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-228984) and related Prospectus of Gossamer Bio, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

February 7, 2019